UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2008

MISSION COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

California	333-12892	77-0559736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

581 Higuera Street, San Luis Obispo, CA 93401

(Address of principal executive offices)

(Zip code)

(805) 782-5000

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d)  On July 28, 2008, the Board of Directors of each of Mission Community Bancorp (the “Company”) and Mission Community Bank, the Company’s wholly-owned banking subsidiary, appointed Howard Gould to serve as a Director of the Company and of Mission Community Bank, respectively.    Mr. Gould will also serve as a member of the Company’s Corporate Governance Committee, as well as the Bank’s Technology Committee and its Compensation Committee.

Mr. Gould was appointed as a Director of the Company and the Bank pursuant to a Stock Purchase Agreement (“Agreement”) entered into with Carpenter Community Bancfund, L.P. (the “Fund”) on January 24, 2008, whereby the Fund agreed to purchase an aggregate of 333,334 shares of the Company’s authorized but unissued shares of stock for a purchase price of $18.00 per share, or an aggregate purchase price of approximately $6 million, with the shares to be purchased in two separate closings.   The Fund purchased an initial 108,308 shares for a purchase price of $1,949,544 on February 15, 2008 as part of a best efforts secondary public offering by the Company in which offering the Company sold an aggregate of 410,644 shares (the “Public Offering”).  The Fund currently owns approximately 9.7% of the issued and outstanding shares of the Company.  Pursuant to the terms of the Agreement, the remaining balance of 225,025 shares will be purchased by the Fund in a private placement following the Fund’s receipt of all required regulatory approvals and the fulfillment of all other conditions precedent to closing set forth in the Agreement.

Pursuant to the Agreement, the Company agreed that following the second closing of the sale of shares to the Fund, it would increase the size of its Board and appoint as a director one person designated on behalf of the Fund, and to continue to nominate one person designated by the Fund for election to the Board of Directors so long as the Fund continues to own at least ten percent of the outstanding common stock of the Company.  The Board of the Company determined to appoint Mr. Gould as the designee of the Fund on its Board prior to the second closing in light of the significant contribution the Board believes Mr. Gould can make to the Board and to the Company at this time.

Mr. Gould currently serves as Vice Chairman of Seapower Carpenter Capital, Inc., an Irvine-based investment banking and consulting firm that specializes in bank development (“Carpenter & Company”).  Mr. Gould also serves as a managing member of Carpenter Fund Manager GP, LLC, the general partner of the Fund.  Carpenter & Company served as the placement agent in the Public Offering earning commissions and fees from the Company of approximately $363,534.  Commissions and fees paid to Carpenter & Company do not influence Mr. Gould’s compensation at Carpenter & Company.  The Fund was formed by the principals of Carpenter & Company.

From 2004 to 2005, Mr. Gould served under appointment by California Governor Schwarzenegger as California’s Commissioner of Financial Institutions.  Prior to serving in such capacity, Mr. Gould was Vice Chairman of Bank of the West, Vice Chairman and Operating Officer of Sanwa/United California Bank, and held other management positions in major California banks.  Before serving in such capacities, he served as West Coast Managing Partner of The Secura Group, a nationally recognized consultant to the banking industry and, from 1992 to 1933, as California Superintendent of Banks.

Forward Looking Statements

This Form 8-K includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this Current Report on Form 8-K the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2008	MISSION COMMUNITY BANCORP

	By:	/s/ Anita M. Robinson
Anita M. Robinson
President and Chief Executive Officer